Suite 1050, 400 Burrard Street Vancouver, British Columbia V6C 3A6 Canada	e: info@contactgold.com p: +1 (604) 449-3361 w: contactgold.com

CONTACT GOLD REPORTS 2019 FINANCIAL AND OPERATING RESULTS

Vancouver, B.C. (March 31, 2020) - Contact Gold Corp. (the "Company" or "Contact Gold") (TSXV: C) is pleased to announce the filing of its financial and operating results for the year ended December 31, 2019.

Contact Gold's extensive land holdings are on Nevada's Carlin, Independence and Cortez gold trends which host numerous gold deposits and mines. Contact Gold's land position, including the Pony Creek and Green Springs gold projects comprises approximately 140 km2 of target-rich mineral tenure hosting numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage (the "Contact Gold Properties").

All dollar amounts are presented in Canadian dollars unless otherwise stated.

2019 highlights and recent developments

  Financed the Company to allow for active drilling programs in Nevada at the "Pony Creek" and "Green Springs" gold projects.
  Completed two drill programs, highlights include:
    At Green Springs, nine of ten drill holes drilled (1,300 metres) intersected significant grades and widths of oxide gold mineralization across three separate targets outside of the past-producing pits.
    At Pony Creek, the Company continued to return long intervals of near-surface and oxide gold, with 23 of 25 drill holes (4,660 metres) hitting gold mineralization.
  Optioned the Cobb Creek exploration property ("Cobb Creek"), alleviating holding costs, and providing exposure to exploration success through shares in the optionor, Fremont Gold Ltd.
  Announced the terms of a non-brokered private placement (the "Offering") of up to 7,500,000 units ("Units") at a price of $0.10 per Unit (the "Offering Price") for gross proceeds of up to $750,000.

Selected financial data

Details of financial results as at and for the years ended December 31, 2019 and 2018 are described in the consolidated financial statements and related notes thereto (the "Financial Statements"), as prepared in accordance with United States Generally Accepted Accounting Principles ("US GAAP"), and the MD&A for the corresponding period; copies of which are available on SEDAR at www.sedar.com.

The following selected financial data is derived from the Financial Statements.

	Year ended
Attributable to shareholders:	December 31, 2019	December 31, 2018
Loss	$9,374,126	$11,855,092
Loss and comprehensive loss	$11,271,957	$8,565,066
Basic and diluted loss per share	$0.14	$0.26

	As at December 31,
	2019	2018
Cash	$844,169	$545,164
Working capital	$737,309	$425,897
Total assets	$39,675,218	$42,928,649
Current liabilities	$501,434	$921,004
Preferred shares	$13,246,524	$11,589,700
Shareholders' equity	$23,957,436	$28,275,550

Losses attributable to shareholders for the years ended December 31, 2019 and 2018 of $9.37 million and $11.86 million, respectively, include expenditures for (i) exploration and evaluation on the Contact Gold Properties of $3.04 million (2018: $4.45 million), (ii) an non-cash accretion expense on the 'host' instrument of the Preferred Shares of $2.22 million (2018:  $1.84 million), (iii) a loss on the write-down and disposal of certain exploration properties of $1.38 million (2018: 2.05 million), (iv) non-cash stock-based compensation expense of $0.82 million (2018: $1.20 million), and (v) professional fees, administration & investor relations expenditures, and wages and salaries of $2.50 million (2018: $2.24 million).

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During the year ended December 31, 2019, exploration and evaluation expenditures predominantly related to activity at the Pony Creek property with the commencement of an active drill program.  Approximately $2.22 million in expenditures had been incurred through year end for exploration at Pony Creek (2018: 3.85 million). An additional $0.51 million in expenditures were incurred in 2019 for exploration at the newly-acquired Green Springs project (2018: -nil).

Other comprehensive loss attributable to shareholders for the year ended December 31, 2019, was $1.90 million, and primarily reflects the foreign currency impact arising on the carrying value of the Contact Gold Properties (2018: gain of $3.29 million).

Net cash operating outflows for the year ended December 31, 2019 of $5.31 million reflects the active exploration programs at Pony Creek and Green Springs, marketing and investor relations activities, and general corporate activities (2018: $6.06 million).

The Company has elected to capitalize mineral property acquisition costs, and expense exploration expenditures as incurred.  Total assets at December 31, 2019 primarily comprise: exploration and evaluation assets of $38.36 million, and $0.84 million in cash.  At December 31, 2018, total assets included exploration and evaluation assets of $41.35 million, and $0.55 million in cash.

Total liabilities at December 31, 2019, include the value of the Preferred Shares ($13.25 million), and accounts payable and accruals ($0.47 million).  The Preferred Shares were concluded to be a form of obligation and have been included as a non-current liability. The terms and conditions of the Preferred Shares are detailed in the Financial Statements.  The accounting value of the Preferred Shares reflects both a "host" component of the instrument and certain embedded derivatives.  At inception these were determined to be $8.14 million and $6.85 million, respectively.  The values of each will change from period to period, reflecting (i) an accretion to the value of the host instrument, and (ii) the impact of fair value adjustments and foreign exchange on the embedded derivatives ($2.22 million, and $0.05 million, respectively in the year ended December 31, 2019).

Additional information about the Company is available at www.contactgold.com.

For more information, please contact (604) 449-3361 for either:

John Wenger, Chief Financial Officer wenger@contactgold.com

John Glanville Director, Investor Relations glanville@contactgold.com

Change of financial reporting standards

Pursuant to a decision document dated December 24, 2019 (2019 BCSECCOM 451) issued by the British Columbia Securities Commission (as principal regulator) and the Ontario Securities Commission under National Policy 11, 203 - Process for Exemptive Relief Applications in Multiple Jurisdictions (the "Order"), Contact Gold has been granted an exemption from the Canadian securities commissions in each jurisdiction where the Company is a reporting issuer (the "Commissions") from having to prepare its financial statements in accordance with International Financial Reporting Standards ("IFRS"), and have such financial statements audited pursuant to Canadian auditing standards.  Pursuant to the Order, the Company is now permitted to file its financial statements in accordance with US GAAP and have such financial statements audited pursuant to the rules and standards of the United States Public Company Accounting Oversight Board.  The exemptive relief provided under the Order is conditional on the Company meeting the requirements set forth in the Order.

The Company changed the body of accounting standards used to prepare its comparative financial statements from FRS, to US GAAP; the first period of which is for, and as at, the year ended December 31, 2019.  US GAAP differs in some respects from IFRS and thus may not be comparable to financial statements of Canadian companies that are prepared in accordance with IFRS.  Although the Company has sought to align its accounting treatment and disclosures to align with those required under IFRS and US GAAP so as to minimize the differences, these consolidated financial statements do not include any explanation of the principal differences or any reconciliation between IFRS and US GAAP

Scientific and Technical Information

The scientific and technical information contained in this news release has been reviewed and approved by Vance Spalding, CPG, VP Exploration, Contact Gold, who is a "qualified person" within the meaning of National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101").

All of the Contact Gold Properties are early stage exploration properties and do not contain any mineral resource estimates as defined by NI 43-101. There has been insufficient exploration to define a mineral resource estimate at any of Contact Gold Properties. Scientific and technical information contained herein is subject to all of the assumptions, qualifications and procedures set out in a technical report entitled "NI 43-101 Technical Report on the Pony Creek Project, Elko County, Nevada, USA" (the "Technical Report"), prepared for Contact Gold, with an effective date of October 16, 2018, and dated October 22, 2018, as prepared by Vance Spalding, C.P.G; VP Exploration of Contact Gold, and can be viewed under Contact Gold's issuer profile on SEDAR at www.sedar.com, and reference should be made to the full details of the Technical Report.

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Cautionary Note Regarding Forward-Looking Information

This news release contains "forward-looking information" and "forward-looking statements" (collectively, "forward-looking statements") within the meaning of the applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases such as "expects", or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "budget", "scheduled", "forecasts", "estimates", "believes" or "intends" or variations of such words and phrases or stating that certain actions, events or results "may" or "could", "would", "might" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements. In this news release, forward-looking statements relate, among other things, to the anticipated closing of the Offering and use of proceeds therefrom, receipt of applicable regulatory approvals, planned expenditures through the remainder of the year, and the anticipated exploration activities of the Company at Pony Creek, Green Springs or any of the other Contact Gold Properties.

These forward-looking statements are based on reasonable assumptions and estimates of management of the Company at the time such statements were made. Actual future results may differ materially as forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to materially differ from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors, among other things, include: impacts arising from the global disruption caused by the Covid-19 coronavirus outbreak; fluctuations in general macroeconomic conditions; fluctuations in securities markets; fluctuations in spot and forward prices of gold, silver, base metals or certain other commodities; fluctuations in currency markets (such as the Canadian dollar to United States dollar exchange rate); change in national and local government, legislation, taxation, controls, regulations and political or economic developments; risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations pressures, cave-ins and flooding); inability to obtain adequate insurance to cover risks and hazards; the presence of laws and regulations that may impose restrictions on mining; employee relations; relationships with and claims by local communities and indigenous populations; availability of increasing costs associated with mining inputs and labour; the speculative nature of mineral exploration and development (including the risks of obtaining necessary licenses, permits and approvals from government authorities); and title to properties. Although the forward-looking statements contained in this news release are based upon what management of the Company believes, or believed at the time, to be reasonable assumptions, the Company cannot assure shareholders that actual results will be consistent with such forward-looking statements, as there may be other factors that cause results not to be as anticipated, estimated or intended. Readers should not place undue reliance on the forward-looking statements and information contained in this news release. The Company assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy of this release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

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